Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment Number 8 to the Registration Statement on Form N-1A (“Registration Statement”) of our report dated February 3, 2006, relating to the financial statements and financial highlights that appear in the December 31, 2005 Annual Report of Lifetime Achievement Fund, Inc., which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Financial Highlights” and “Investment Advisory and Other Services − Other Service Providers” in such Registration Statement.

/s/ Grant Thornton LLP

Grant Thornton LLP

Chicago, Illinois

April 13, 2006